Filed Pursuant to Rule 424(b)(3) and (c)
                             File Number 333-39096

                 PROSPECTUS SUPPLEMENT NO. 1 DATED OCTOBER 4, 2000
                       to Prospectus Dated July 13, 2000

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                                 $300,000,000

                  5 3/4% Convertible Subordinated Debentures
                             due February 15, 2007
                                      and
                       6,025,149 Shares of Common Stock
                     Issuable Upon Conversion of the Notes


     This prospectus supplement supplements the prospectus dated July 13, 2000 of Primus Telecommunications Group, Incorporated relating to the public offering and sale by selling security holders described below. This prospectus supplement contains information on ownership of principal amount of notes beneficially owned and offered and shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                           SELLING SECURITY HOLDERS

     The table on pages 64, 65, 66, 67, 68 and 69 of the prospectus setting forth information concerning the selling security holders is amended by the addition of the following information to that table:

   SELLING SECURITY       PRINCIPAL AMOUNT OF         COMMON STOCK
        HOLDER          NOTES BENEFICIALLY OWNED     ISSUABLE UPON
                            AND OFFERED (1)        CONVERSION OF THE
                                                       NOTES (1)

Alta Partners                  $2,000,000              40,167.66
Holdings, LDC

Bear, Stearns & Co.            $1,000,000              20,083.83
Inc.

AXP Bond Fund, Inc.               $95,000               1,907.96

AXP Variable                   $1,360,000              27,314.01
Portfolio Bond Fund

AXP Variable                   $1,555,000               31,230.36
Portfolio Managed
Fund

BNP Arbitrage SNC              $6,800,000              136,570.04

CIBC World Markets             $3,595,000               72,201.37

JMG Capital Partners           $9,550,000              191,800.57
LP

JMG Triton Offshore            $7,900,000              158,662.25
Fund, Ltd.

J.P. Morgan                    $4,000,000               80,335.32
Securities, Inc.

Lydian Overseas                $1,500,000               30,125.74
Partners Master Fund

Morgan Stanley & Co.           $6,000,000              120,502.97

New York Life                  $9,500,000              190,796.38
Insurance Company

New York Life                  $1,000,000               20,083.83
Insurance and Annuity
Corporation

Sage Capital                   $2,100,000               42,176.04



(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us in the information regarding their notes.

(2) Amounts listed are in addition to the principal amount of notes beneficially owned and offered by the selling holder already included in the prospectus.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

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